                             SETTLEMENT AGREEMENT
                             --------------------


         THIS AGREEMENT is made this 31st day of July, 1998, by and among STERLING VISION, INC., a New York corporation ("Sterling"); SIDNEY SINGER, ALAN SINGER and DAVID SINGER (collectively the "Shareholders" and individually a "Shareholder"); and SINGER SPECS, INC., a Delaware corporation ("Singer").

                                  BACKGROUND
                                  ----------

         A. The parties hereto are parties to an Agreement and Plan of Reorganization dated as of February 19, 1997, as amended (the "Sale Agreement"). At the closing of the Sale Agreement, ancillary agreements were entered into by and among the parties, including, inter alia, a Pledge Agreement dated as of April 1, 1997 (the "Pledge Agreement").

         B. The Sale Agreement closed on April 1, 1997, and on that date the Shareholders transferred one hundred (100%) percent of the outstanding shares of stock of Singer to Sterling in exchange for the transfer by Sterling to the Shareholders of 305,747 shares of Sterling's common stock (the "Sterling Shares").

         C. Pursuant to the Sale Agreement, there was to be a Post Closing Adjustment with respect to the number of Sterling Shares received by the Shareholders in the exchange depending on the identity of those Singer Franchisees who converted their existing Singer Franchise Agreements to Sterling's form of Franchise Agreement within 150 days after the date of Closing (the "Post Closing Adjustment").

         D. Pursuant to the Sale Agreement, the Shareholders and Sterling each assumed the obligation to indemnify the other against certain "Losses", as defined therein. The Shareholders secured their indemnification obligation by pledging to Singer all 305,747 Sterling Shares pursuant to the terms of the Pledge Agreement, 100,000 shares of which were released prior to the date hereof in accordance with the terms of the Sale Agreement and Pledge Agreement, leaving 205,747 Sterling Shares subject thereto.

         E. Pursuant to the Sale Agreement, Sterling guaranteed that the Shareholders, in certain events and upon the sale of any of the Sterling Shares, then released from the pledge, would realize (exclusive of 50% of commissions) the sum of $8.2094 per share (the "Price Protection Guarantee").

         F. Pursuant to the Sale Agreement, on April 1, 1998, Singer was required to release 40,000 Sterling Shares to the Shareholders; and on the second, third and fourth anniversary dates of the date of closing of the Sale Agreement, subject to the terms of the Pledge Agreement, Singer will be required to release 33-1/3% of the remaining Sterling Shares to the Shareholders.

         G. Between April 1, 1997 and the date hereof, Sterling has notified the Shareholders of a number of events which have taken place that have and/or may result in Losses for which it is and/or would be entitled to indemnification, including but not limited to (i) Westmoreland; (ii) Charlotte Style; (iii) Normoyle; (iv) operating, licensing or franchising of Macy's Vision Express stores of any kind by Vision Express Enterprises, Inc., a corporation owned, in part, by Alan Singer; (v) the obligations under each Sterling Optical Center Franchise Agreement entered into at Closing by each Spin-Off Company which owned a Company Store which converted to a Sterling Optical Center simultaneously with the Closing and was thereafter sold by said Spin-Off Company (collectively the "Identified Claims"). In addition, Sterling has notified the Shareholders of the Post Closing Adjustment required by the terms of the Sale Agreement and has demanded the return of 10,592 Sterling Shares.

         H. The Shareholders have notified Sterling that they dispute Sterling's claims for indemnification for the Identified Claims and its calculation of the Post Closing Adjustment. As a result of the dispute, Singer has not released to the Shareholders the 40,000 Sterling Shares it was required to release on April 1, 1998.

         I. As a result of Singer's refusal to release the 40,000 Sterling Shares, the Shareholders filed a lawsuit against Sterling and Singer in The United States District Court For the Eastern District of Pennsylvania at No. 98-CV-3024 (the "Lawsuit").

         J. In order to avoid the undue cost and delay of litigation that would necessarily be incurred by all parties concerned to resolve the Lawsuit and all of the controversies, past, present, and future, surrounding the Sale Agreement, Pledge Agreement, Identified Claims, Post Closing Adjustment, other claims for indemnification, except as otherwise specifically set forth in paragraph 7 hereof, and the release of all of the Sterling Shares to the Shareholders, the parties hereto have agreed to enter into this Settlement Agreement as a global settlement of all outstanding matters.

         NOW, THEREFORE, in consideration of the Background, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Incorporation of Background. The Background is hereby incorporated herein by reference, the truth and accuracy of which is hereby acknowledged by the parties hereto, which Background is agreed to be a material consideration for entering into this Agreement.

         2. Release of Shares. Simultaneously with the execution of this Agreement by all parties hereto (the "Settlement Date"), Singer shall be deemed to have released all 205,747 Sterling Shares which it is holding pursuant to the Pledge Agreement, free and clear of all liens and encumbrances (other than as set forth herein), including but not limited to the restrictions of the Sale Agreement and Pledge Agreement, and, together with Sterling, shall forthwith deliver to Sterling's transfer agent the certificates representing all such Sterling Shares together with appropriate documentation which such transfer agent may require so as to enable it to reissue new certificates, without any restrictive legends thereon, to the Shareholders in the following amount of shares:

                  Sidney Singer:            63,741 Shares
                  Alan Singer:              77,822 Shares
                  David Singer:             64,184 Shares

         3. Limitation on Sales. Notwithstanding the release of all the Sterling Shares to the Shareholders, the Shareholders agree that they shall not, as a group, sell in the open market more Sterling Shares, on a cumulative basis, than that set forth in the following schedule:

    Within one (1) week after Settlement Date            -  10,000 Shares

    Within two (2) weeks after Settlement Date           -  20,000 Shares

    Within three (3) weeks after Settlement Date         -  30,000 Shares

    Within four (4) weeks after Settlement Date          -  40,000 Shares

    Within two (2) months after Settlement Date          -  50,000 Shares

    Within three (3) months after Settlement Date        -  60,000 Shares

    Within four (4) months after Settlement Date         -  70,000 Shares

    Within five (5) months after Settlement Date         -  80,000 Shares

    Within six (6) months after Settlement Date          -  90,000 Shares

    Within seven (7) months after Settlement Date        -  100,000 Shares

    Within eight (8) months after Settlement Date        -  110,000 Shares

    Within nine (9) months after Settlement Date         -  120,000 Shares

    Within ten (10) months after Settlement Date         -  130,000 Shares

    Within eleven (11) months after Settlement Date      -  140,000

    After eleven (11) months                             -  No limit

Notwithstanding the foregoing schedule, at any time and from time to time after the Settlement Date, Sterling, by written notices given to the Shareholders (by fax transmission to Alan Singer, David Singer and Joel Luber, Esq. at the numbers set forth in paragraph 13) may direct the Shareholders to then sell a specified number of such Sterling Shares, which number may be more Sterling Shares than otherwise then permitted to be sold pursuant to said schedule; and, in the event any such notice(s) are so given by Sterling to the Shareholders, the Shareholders shall, within three (3) business days thereafter, cause to be sold (in the open market) such number of Sterling Shares. With respect to the foregoing, it is understood that in the event the Shareholders do not, collectively, forthwith sell such number of Sterling Shares, as so directed by Sterling, the Shareholders shall promptly thereafter pay to Sterling an amount equal to the product of (A) the number of Sterling Shares so directed by Sterling to be forthwith sold by the Shareholders, and
(B) the difference between (i) the closing bid price of Sterling's Common Stock (as reported on Nasdaq) on the third business day next following the date of the Shareholder's receipt of said notice of direction to sell Sterling Shares, and (ii) the Revised Closing Price (as said term is hereafter defined); provided, however, that the proviso contained in Subsection 1.8(g)(ii) of the Agreement , as modified hereby, shall be applicable with respect to the:(i) Price Protection Guaranty applicable to such Sterling Shares directed to be sold by Sterling; and (ii) maximum amount to become payable to Sterling pursuant to the provisions hereof. In addition, in the event Sterling defaults in the payment of any Price Protection Guarantee (for a period in excess of seven (7) days after receipt of written notice thereof by the Shareholders) required to be made hereunder, the Shareholders shall, at any time thereafter until any such default shall have been cured by Sterling, be free to sell as many, and up to all of their Sterling Shares as they may desire to sell, in their sole discretion, without the restriction of the within schedule.

         4. Revised Closing Price. Section 1.1 of the Sale Agreement, which defined the "Closing Price" of the Sterling Shares as of the Closing Date to be $8.2094, is hereby amended, effective as of the Settlement Date, to be $6.60 (the "Revised Closing Price"). The Revised Closing Price shall be the price for measuring the Price Protection Guarantee, if any, required to be paid by Sterling to the Shareholders upon their sale of all or any portion (then permitted and/or directed by Sterling to be sold hereunder) of the Sterling Shares after the date hereof, and for all other purposes material to the Sale Agreement, other than upon a default in payment by Sterling pursuant to the provisions of paragraph 6 hereof.

         5. Price Protection Guarantee. Section 1.8(g) of the Sale Agreement is hereby deleted in its entirety and the following shall be substituted in its place:

                  " (g)(i) In the event any Shareholder shall actually sell any of his or her Sterling Shares (then permitted and/or directed by Sterling to be sold pursuant to the terms of that certain Settlement Agreement dated as of July 30, 1998, entered into by and among the parties hereto [the "Settlement Agreement"]) in the open market at a price (exclusive of any and all customary or reasonable commissions payable to broker-dealers, underwriters, etc.) less than the Revised Closing Price (as defined in the Settlement Agreement) , Sterling shall within three (3) business days after receipt of written demand therefor, pay to such Shareholder an amount equal to the product of (A) the number of Sterling Shares actually sold and/or directed by Sterling to be sold by such Shareholder, and (B) the difference between the Revised Closing Price and either (x) the gross selling price (net of any such commissions) of such Sterling Shares actually so sold by such Shareholder or
                  (y) in the event the Shareholders do not sell all of the Sterling Shares directed by Sterling to be sold by them, the closing bid price, as reported on Nasdaq, of Sterling's Common Stock on the third business day following the Shareholder's receipt of any such notice of direction from Sterling, as the case may be; provided, however, that if, at any time after the expiration of thirty (30) days following the respective dates that any of the Shareholders are then permitted to sell any of the Sterling Shares pursuant to the terms of the Settlement Agreement but prior to the date that any Shareholder shall actually sell any of the Shares in the open market, the closing bid price of Sterling's Common Stock shall be in excess of the Revised Closing Price for five (5) or more consecutive trading days, the obligation of Sterling (as set forth herein) shall not apply to any such Sterling Shares that could have been sold.

                           (ii) In the event any Shareholder shall actually
                  sell any of his or her Sterling Shares (then permitted and/or directed by Sterling to be sold pursuant to the terms of the Settlement Agreement) in the open market at a price (exclusive of any and all customary or reasonable commissions payable to broker-dealers, underwriters, etc.) more than the Revised Closing Price of said Sterling Shares, that Shareholder shall, within ten (10) days after its receipt of the proceeds of said sale, pay to Sterling an amount equal to the product of (A) the number of Sterling Shares actually sold by such Shareholder, and (B) the difference between the gross selling price (net of any such commissions) of such Sterling Shares actually so sold by such Shareholder and the Revised Closing Price; provided, however, that the aggregate of all payment(s) to become due Sterling by all Shareholders on account of all such sales of Sterling Shares in excess of the Revised Closing Price shall in no event exceed the sum of Three Hundred Thousand ($300,000) Dollars (unless otherwise adjusted as described in clause (iii) of this subsection(g)), with any proceeds realized by the Shareholders, in the aggregate, in excess of said $300,000 remaining the property of the Shareholders; and provided, further, that there does not exist at the time of any such sale an event of default (after any required notice and expiration of any applicable cure period) by Sterling in its obligation to make a payment to the Shareholders pursuant to clause (i) of this subsection (g), in which event this entire clause (ii) of this subsection
                  (g) shall become of no force and/or effect with respect to such Sterling Shares actually so sold by the Shareholders.

                           (iii) Notwithstanding the terms of clause (ii) of
                  this subsection (g), in the event Singer sells the Real Estate, as defined in Section 1.6(a), on or before June 30, 1999 and realizes net proceeds after reduction for Singer's cost of owning and operating the Real Estate from April 1,1997 through the date of said sale, in excess of $400,000.00, such excess amount shall reduce dollar for dollar, the $300,000.00 amount set forth in said clause (ii) of this subsection (g) (herein the "Real Estate Credit"). In the event the Shareholders shall have paid to Sterling, in the aggregate, any amount in excess of the difference between $300,000.00 and the Real Estate Credit prior to the sale of the Real Estate, and the Real Estate is thereafter sold on or before June 30, 1999, Singer shall refund to the Shareholders at the closing of the sale of the Real Estate said excess payments made theretofore.

                           (iv) Reconciliation statements shall be prepared by
                  the Shareholders for each and every sale of Sterling Shares showing the gross selling price realized, commissions paid, and amounts due from or due to Sterling based on the Closing Price or Revised Closing Price, as the case may be, which statements shall be submitted to Sterling within seven (7) days of any such sale by the Shareholders but not, in any event, less often than monthly, unless otherwise requested by Sterling."

         6. Default. In the event Sterling fails to make any payment to any Shareholder pursuant to Section 1.8(g)(i) of the Sale Agreement, as amended hereby, for a period in excess of seven (7) days after Sterling's receipt of written notice thereof, the following consequences, in addition to that set forth by the second proviso contained in Shareholders 1.8(g)(ii) of the Sale Agreement, as amended hereby, shall be effective as of the date of said default until such date as Sterling shall actually cure such default, if any, and without notice or any further action required to be taken by any party hereto:
                  (i) All Sterling Shares may thereafter be disposed of by the Shareholders in any manner and over any period of time they may choose, in their sole and absolute discretion;

                  (ii) The original Closing Price of $8.2094 shall be reinstated for all purposes material to the Sale Agreement and this Settlement Agreement, and shall apply to all sales of Sterling Shares made subsequent to such event of default; and

                  (iii) Sterling and Singer irrevocable authorize any attorney of any court of competent jurisdiction to appear for either one or both of them at any time after said default to waive the issuance and service of process and to confess judgment against Sterling and Singer in favor of the Shareholders, without the filing of an averment of default, with release of errors, without stay of execution, and for such amount as may be due to the Shareholders based on a Closing Price of the Sterling Shares of $8.2094, together with interest thereon, computed at the rate of twelve (12%) percent per annum, and reasonable attorney's fees and costs; and Singer and Sterling hereby waive and release all benefit and relief from any and all appraisement, stay of exemption laws of any state, now in force or hereafter to be passed. If a copy of this Agreement shall be produced in any proceeding brought upon the warrant of attorney contained in this paragraph, such copy shall be conclusive evidence of such attorneys' authority to take the action specified herein and it shall not be necessary to produce the original instrument. The authority granted herein to confess judgment shall not be exhausted by any exercise thereof but shall continue from time to time and at all times until payment in full of all the amounts due hereunder.

         7.       Discharge of Indemnification and Release.
                  (a) Effective as of the Settlement Date, Section 10 of the Sale Agreement, entitled "Indemnification", with respect to each and every provision thereof which includes representations, warranties, covenants and agreements of the Shareholders, including but not limited to their agreement to indemnify Sterling, Singer, and the other Indemnitees, as defined therein, is hereby declared to be null and void and of no further force or effect, as if never included in the Sale Agreement, other than the following specific exceptions: (i) the representations and warranties contained in Section 3.16 thereof; (ii) the covenants set forth in Section 1.4 thereof; (iii) the representations and warranties contained in Section 3.14 thereof, as the same pertains to the four (4) legal actions described in Mary Huwaldt, Esquire's letter to Joseph Silver, dated May 22,1997; and (iv) the obligations of Singer/Specs of Exton, Inc. under its Sterling Optical Franchise Agreement entered into at Closing (together the "Excepted Obligations").

                  (b) Sterling and Singer, on their own behalf and on behalf of each of their respective former and present successors, parents, subsidiaries and affiliated corporations and partnerships, all partnerships in which any of the foregoing or any affiliated corporation or partnership has an interest, and the former and present officers, directors, shareholders, partners, fiduciaries, trustees, agents, attorneys, representatives and employees of any of the foregoing, and their personal representatives, administrators, executors, successors, heirs and assigns (collectively, the "SVI Releasors"), for good and valuable consideration, including, without limitation, the transactions contemplated by this Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, hereby fully, irrevocably and unconditionally remise, release, acquit, satisfy and forever discharge the Shareholders, as well as each of their former and present successors, parents, subsidiaries and affiliated corporations and partnerships, all partnerships in which any of the foregoing or any affiliated corporation or partnership has an interest, and the former and present officers, directors, shareholders, partners, fiduciaries, trustees, agents, attorneys, representatives and employees of any of the foregoing, and their personal representatives, administrators, executors, successors, heirs and assigns, and each of them (collectively, the "SVI Releasees") of, from and against any and all claims, demands, accounts, rights, sums of money, charges, contracts, agreements, promises, covenants, causes of action, including, but not limited to, negligence and all other tort actions, suits, controversies, judgments, damages, debts, obligations, equities, statutory claims or liabilities, trespasses, loses, expenses and liabilities, of whatever kind or nature, whether in law or in equity, which the SVI Releasors ever had, now have, or which any personal representative, administrator, executor, successor, heir or assign of the SVI Releasors hereafter can, shall or may have against the Releasees (collectively, the "Claims"), for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of the world through the date of this Agreement. This general release includes, but is not limited to, any matter, cause or thing whatsoever, arising out of, concerning or connected with, based upon, or relating to (i) the Identified Claims and all claims asserted or which could have been asserted in, or which are related to or connected with the Lawsuit, (ii) any matter, cause or thing concerning, connected with or relating to the Sale Agreement, Pledge Agreement and any other agreements entered into in connection therewith, including without limitation any claims for fees, expenses reimbursements, distributions, indemnities or other payments or rights to payments from the Shareholders; and
(iii) any claims for attorneys' fees, interest, costs or litigation expenses in connection with or arising out of the foregoing. Notwithstanding the foregoing, or any other terms contained herein, the releases set forth herein shall not apply to (i) the Excepted Obligations, and (ii) any claims or causes of action to enforce the terms of this Agreement.

                  (c) Except as set forth hereinabove, this is a full and final general release by the SVI Releasors applying to all known or unknown, anticipated or unanticipated, asserted or unasserted, existing or contingent, direct or derivative Claims which existed, may have existed or may hereafter arise in any manner or degree from facts and circumstances whether now known, or in addition to or different from those now believed to be true, occurring prior to or after the date of this Agreement. The SVI Releasors understand that they may have serious Claims which have not been manifested or presently known or have not been identified as of the date of this Agreement, but the SVI Releasors nevertheless intend to and do deliberately release their possible future Claims that occurred through the date hereof.

                  (d) The SVI Releasors, and each of them, hereby agree that they will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, claim, defense, set-off, cross-complaint, counterclaim or third party action, against the SVI Releasees, or any of them, based on, relating to, arising out of, or in connection with any Claims released and discharged hereunder.

                  (e) The SVI Releasors hereby waive, to the fullest extent permitted by law, the benefit of any statute, law, rule or regulation that may limit the scope of the covenants and releases granted herein.

                  (f) Except as set forth hereinabove, the SVI Releasors intend by this Agreement to forever release, remise, acquit, waive, satisfy and forever discharge the SVI Releasees of and from any and all claims and rights described above, it being understood that all claims or rights which the SVI Releasors or any person who claims by, through or under any SVI Releasor may have against the SVI Releasees shall be forever released, remised, acquitted, waived, satisfied and forever discharged, and such persons shall be forever barred from bringing or asserting the same in their own name or names, jointly or with or through any other person, natural, corporate or otherwise.

                  (g) The SVI Releasors acknowledge that the SVI Releasees expressly deny any liability to the SVI Releasors, that nothing contained or referred to herein can be construed as a default under the Sale Agreement or any admission of liability by any SVI Releasee and that any payments, agreements, undertakings or exchanges provided in connection herewith are solely for the purposes of settlement and compromise.

                  (h) The SVI Releasors represent and warrant with respect to each Claim released hereby that they have not in any manner assigned, pledged or otherwise voluntarily or involuntarily disposed of or transferred to any party an interest in any Claim released hereby, and that each Claim of the SVI Releasors against the SVI Releasees described herein is fully and finally discharged, settled and satisfied. The SVI Releasors further represent and warrant that with respect to the Excepted Obligation described in subparagraph
(a)(ii) herein, as of the date hereof, they know of no fact or circumstance which has created or would create any obligation of any Shareholder to take any action with respect to those covenants set forth in Section 1.4 of the Sale Agreement, which representation and warranty the Shareholders have expressly relied upon in agreeing to remain liable therefore in accordance with the terms of the Sale Agreement.

                  (i) The SVI Releasors shall indemnify and hold the SVI Releasees harmless from any and all costs, expense, liabilities and damages, including, without limitation, reasonable counsel fees, costs and litigation expenses and disbursements at the trial level and on one or more appeals, incurred by reason of any breach of the SVI Releasors' covenants, warranties and representations contained herein.

         8.       Limited Release By Shareholders.
                  (a) Effective as of the Settlement Date, the Shareholders on their own behalf and on behalf of each of their personal representatives, administrators, executors, successors, heirs and assigns (collectively, the "Releasors"), for good and valuable consideration, including, without limitation, the transactions contemplated by this Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, hereby fully, irrevocably and unconditionally remise, release, acquit, satisfy and forever discharge Sterling, Singer, as well as each of their former and present successors, parents, subsidiaries and affiliated corporations and partnerships, all partnerships in which any of the foregoing or any affiliated corporation or partnership has an interest, and the former and present officers, directors, shareholders, partners, fiduciaries, trustees, agents, attorneys, representatives and employees of any of the foregoing, and their personal representatives, administrators, executors, successors, heirs and assigns, and each of them (collectively, the "Releasees") of, from and against any and all claims, demands, accounts, rights, sums of money, charges, contracts, agreements, promises, covenants, causes of action, including, but not limited to, negligence and all other tort actions, suits, controversies, judgments, damages, debts, obligations, equities, statutory claims or liabilities, trespasses, loses, expenses and liabilities, of whatever kind or nature, whether in law or in equity, which the Releasors ever had, now have, or which any personal representative, administrator, executor, successor, heir or assign of the Releasors hereafter can, shall or may have against the Releasees (collectively, the "Claims"), for, upon or by reason of any matter, cause or thing arising out of, concerning or connected with, based upon, or relating to (i) only those claims asserted or which could have been asserted in, or which are related to or connected with the Lawsuit; and (ii) any claims for attorneys' fees, interest, costs or litigation expenses in connection with or arising out of the foregoing. Notwithstanding the foregoing, or any other terms contained herein, the releases set forth herein shall not apply to any claims or causes of action to enforce the terms of this Agreement.

                  (b) This is a limited release by Releasors applying only to those direct or derivative Claims which existed, may have existed or may hereafter arise in any manner or degree from the allegations set forth in the Lawsuit.

                  (c) The Releasors, and each of them, hereby agree that they will forever refrain and forbear from commencing, instituting or prosecuting any lawsuit, action or other proceeding of any kind whatsoever, by way of action, claim, defense, set-off, cross-complaint, counterclaim or third party action, against Releasees, or any of them, based on, relating to, arising out of, or in connection with any Claims released and discharged hereunder.

                  (d) The Releasors hereby waive, to the fullest extent permitted by law, the benefit of any statute, law, rule or regulation that may limit the scope of the covenants and releases granted herein.

                  (e) The Releasors intend by this Agreement to forever release, remise, acquit, waive, satisfy and forever discharge the Releasees of and from any and all claims and rights described above, it being understood that all claims or rights which the Releasors or any person who claims by, through or under any Releasor may have against the Releasees shall be forever released, remised, acquitted, waived, satisfied and forever discharged, and such persons shall be forever barred from bringing or asserting the same in their own name or names, jointly or with or through any other person, natural, corporate or otherwise.

                  (f) The Releasors acknowledge that the Releasees expressly deny any liability to the Releasors, that nothing contained or referred to herein can be construed as a default under the Sale Agreement or any admission of liability by any Releasee and that any payments, agreements, undertakings or exchanges provided in connection herewith are solely for the purposes of settlement and compromise.

                  (g) The Releasors represent and warrant with respect to each Claim released hereby that they have not in any manner assigned, pledged or otherwise voluntarily or involuntarily disposed of or transferred to any party an interest in any Claim released hereby, and that each Claim of the Releasors against the Releasees described herein is fully and finally discharged, settled and satisfied.

                  (h) The Releasors shall indemnify and hold the Releasees harmless from any and all costs, expense, liabilities and damages, including, without limitation, reasonable counsel fees, costs and litigation expenses and disbursements at the trial level and on one or more appeals, incurred by reason of any breach of the Releasors' covenants, warranties and representations contained herein.

         9.       Representations of Parties.

                  (a) The Shareholders have all power and authority to make, execute and deliver this Agreement and to consummate the transactions contemplated hereunder.

                  (b) Consummation of the transactions contemplated by this Agreement will not violate or result in a breach of or constitute a default under any provision of any indenture, mortgage, lease, agreement, contract, decree, instrument, order, judgment, ordinance, regulation or any other restriction of any kind or character to which the Shareholders or Sterling or Singer is subject or by which any of the parties hereto are bound.

                  (c) Sterling and Singer have full power and authority to make, execute and deliver this Agreement to consummate all of the transactions contemplated hereunder.

                  (d) Each of the parties hereto acknowledge that he or she is a person experienced in business transactions, that he or she has entered into this Settlement Agreement entirely in reliance upon his or her own judgment and that of his or her own advisors and not in reliance on any representations made by any other party hereto and that he or she assumes the full risk of discovery or more complete understanding of any facts, events, law or thing whatsoever which, if presently known or correctly understood, would have affected his or her determination to enter into this Settlement Agreement. Each of the parties signing on behalf of Sterling and Singer hereby (i) certifies that each is signing in their capacity as an officer of the corporation; (ii) represents that he or she has been duly authorized by all necessary corporate action to sign this Agreement on behalf of said corporation and to consummate all of the transactions contemplated hereby; and
(iii) represents that he or she has no knowledge of any pending or threatened action, suit, claim, proceeding, inquiry or investigation before any court, governmental agency, board or bureau that might restrain or prevent the consummation of the transactions contemplated by this Agreement or that might reasonably be expected to affect the right of the Shareholders to own the Sterling Shares and sell or otherwise dispose of same after their receipt of said Shares.

         10. Dismissal of Lawsuit. Within ten (10) days after execution of this Agreement and delivery of the Sterling Shares to the Shareholders in accordance herewith, the Shareholders shall withdraw the Lawsuit with prejudice and/or satisfy any judgment of record entered with respect thereto.

         11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         12. Waivers, Entire Agreement, Amendment. This Agreement shall constitute the entire and whole agreement between the parties hereto and may not be modified or amended except by a written instrument signed by each of the parties hereto expressing assent to such amendment or such modification. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

         13. Notices. Solely for purposes of paragraph 3 of this Agreement and the notices which may be given by Sterling to the Shareholders directing them to sell Sterling Shares, the facsimile numbers are as follows:

                           Alan Singer 602-460-8225
                           David Singer 610-458-0555
                            Joel Luber 610-640-9865

The foregoing numbers may be changed from time to time by written notice delivered to Sterling at: Sterling Vision, Inc., 1500 Hempstead Turnpike, East Meadow, New York 11554, Attention: General Counsel, or by fax transmission to 516-350-2150, Attention: Joseph Silver, Esq.

         IN WITNESS WHEREOF, intending to be legally bound, the parties have set their seal on the date first above written.

                                                    STERLING VISION, INC.



                                                 By:/s/Jerry Lewis
                                                   ----------------------------
                                            Attest:/s/Joseph Silver
                                                   ----------------------------

                                                    SINGER SPECS, INC.

                                                 By:/s/Jerry Lewis
                                                   ----------------------------
                                            Attest:/s/Joseph Silver
                                                   ----------------------------

                                                   /s/ Sidney Singer
                                                   ----------------------------
                                                    SIDNEY SINGER

                                                   /s/Alan Singer
                                                   ----------------------------
                                                    ALAN SINGER

                                                   /s/David Singer
                                                   ----------------------------
                                                    DAVID SINGER